EXHIBIT 16.1

June 24, 2020

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Skkynet Cloud Systems Inc. be filed with the Securities and Exchange Commission on or about June 25, 2020. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas